EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118059, 333-135242, 333-151195, 333-159712, 333-159713, 333-167180, 333-173769, 333-183071, 333-186827, 333-189383, 333-190177, 333-197407, 333-205827, 333-211379 and 333-218431) and on Form S-3 (Nos. 333-150087, 333-162303, 333-189392, 333-197405, 333-199359, 333-208923, 333-209528, 333-211919, 333-215792 and 333-219783) of NeuroMetrix, Inc. of our report dated February 8, 2018 relating to the financial statements and financial statement schedule for the year ended December 31, 2017, which appears in this Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Moody, Famiglietti, and Andronico LLP

Moody, Famiglietti, and Andronico LLP
Tewksbury, Massachusetts
February 8, 2018